Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-286590, 333-282935, 333-267386, 333-230163, 333-229511, 333-223734, 333-221341, 333-219714, 333-216132, 333-212847, 333-191889, 333-179268, 333-170326 and 333-155266) on Form S-8 of our report dated May 21, 2026, with respect to the consolidated financial statements of Gen Digital Inc. and the effectiveness of internal control over financial reporting.

The Company acquired MoneyLion Inc. during the year ended April 3, 2026, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of April 3, 2026, MoneyLion Inc.’s internal control over financial reporting associated with total assets (excluding goodwill and intangibles) and total revenues representing approximately 2%, or $354 million, and 16%, or $823 million, respectively, included in the consolidated financial statements of the Company as of and for the year ended April 3, 2026. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of MoneyLion Inc.

/s/ KPMG LLP
Santa Clara, California
May 21, 2026